Exhibit 10.3



                              AMENDED AND RESTATED

                              CONSULTING AGREEMENT


         THIS AMENDED AND RESTATED CONSULTING AGREEMENT is made and entered into as of July 15, 2002, by and between HILB, ROGAL AND HAMILTON COMPANY, a Virginia corporation (the "Company"), and ROBERT H. HILB, an Illinois resident ("Consultant").

                                    RECITALS

         A. The Company is engaged in the insurance business and prior to the date hereof, Consultant served as the Chief Executive Officer of the Company.

         B. Consultant was initially hired as a consultant on June 1, 1997, for a term of three (3) years.

         C. Consultant's term was extended to May 31, 2003, by amendment on November 29, 1999.

         D. The Company desires to continue to receive the benefit of Consultant's business expertise, knowledge regarding the insurance industry and extensive experience with the operations of the Company, and Consultant desires to assist the Company in its endeavors by providing consulting services to the Company pursuant to the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Consulting Services. The Company and Consultant agree that Consultant shall provide the Company with his personal and unique consulting services as requested by the Board of Directors and/or the Chief Executive Officer of the Company. Consultant's consulting services may include advising members of the Company's management team on matters relating to strategic planning, mergers and acquisitions opportunities, financing for the Company and other matters as may be requested from time to time. The services are not expected to exceed twenty (20) hours per month, on average.

         2. Compensation and Reimbursement of Expenses. As the total consideration for the services provided by Consultant hereunder, the Company shall pay Seven Thousand Dollars ($7,000.00) per month payable on the first day of each month through May 2003, thereafter, during the Term of this Agreement Company shall pay Consultant Nine Thousand Dollars ($9,000.00) per month, payable on the first day of each month. The Company shall reimburse

Consultant for all reasonable expenses incurred by him while providing consulting services to the Company; provided that, all requests submitted by Consultant for reimbursement by the Company shall be supported by original receipts and such additional documentation as is reasonably required by the Company.

         3. Term. The term of this Agreement shall continue (unless sooner terminated by death) until May 31, 2006, after which it will continue, if desired by the Company's Board of Directors and Consultant, on a month-to-month basis.

         4. Independent Contractor. Consultant's relationship to the Company shall be that of an independent contractor retained on a consulting basis. Nothing in this Agreement shall be construed as creating any type of agency relationship including, without limitation, that of employer and employee between the Company and Consultant. Consultant is not an agent of the Company and has no authority to execute or deliver or to accept any agreement on behalf of the Company.

         5. Office Space. You will be provided office space and secretarial support to enable you to carry out your duties under this Agreement.

         6. Nonsolicitation. Consultant agrees that during the period he is providing consulting services to the Company and for a period of two (2) years after the date this Agreement terminates, whether or not during the term of this Agreement, he will not hire any person who was employed by the Company within the twelve-month period preceding the date of such hiring, or solicit, entice, persuade or induce, directly or indirectly, any person or entity doing business with the Company to terminate such relationship. Consultant acknowledges that the Company will be irrevocably damaged if the provisions of this Section 6 are not specifically enforced. Accordingly, Consultant agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining Consultant from any actual or threatened breach of this Section 6.

         7. Survival. The obligations of Consultant contained in Section 6 hereof shall survive the termination of this Agreement.

         8. Binding Effect. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors, and assigns.

         9. Entire Agreement. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         10. Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.

         11. Severability. The unenforceability, invalidity or illegality of any of the provisions of this Agreement will not render the other provisions unenforceable, invalid or illegal.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


HILB, ROGAL AND HAMILTON COMPANY            ROBERT H. HILB



By /s/Andrew L. Rogal                       /s/Robert H. Hilb
  ---------------------------------------   -----------------------------------
  Andrew L. Rogal, Chief Executive Officer  Robert H. Hilb










                                      -3-